Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Closing of Senior Notes due 2029 and First Lien Term Loan and Revolving Credit Facility

ORLANDO, FL, August 25, 2021 -- SeaWorld Entertainment, Inc. (NYSE: SEAS) (the “Company”), a leading theme park and entertainment company, today announced that SeaWorld Parks & Entertainment, Inc. (the “Issuer”), a direct wholly-owned subsidiary of the Company, has closed (i) its private offering of $725.0 million aggregate principal amount of 5.250% senior notes due 2029 (the “Notes”) (ii) $1.2 billion in term loans (the "New Term Loans") and (iii) $385.0 million in revolving commitments from its revolving lenders.

The Company used the proceeds from the New Term Loans and the issuance of the Notes, together with cash on hand, to redeem $450.0 million aggregate principal amount of the Issuer's outstanding 9.500% Second-Priority Senior Secured Notes due 2025, to refinance the Issuer's existing term loan facility and its existing revolving credit facility, and to pay related expenses of the offering and refinancing.

The notes were offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S. The offer and sale of the notes will not be registered under the Securities Act or any state securities laws and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 39,100 animals in need over the Company’s history. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACT:

Investor Relations:

Matthew Stroud

855-797-8625

Investors@SeaWorld.com

Media Relations:

Stephen Schuler

Vice President, Public Relations

786-322-8041

Stephen.Schuler@SeaWorld.com

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